UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2006

Intraware, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25249	68-0389976
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25 Orinda Way
Orinda, California    94563
(Address of principal executive offices including zip code)

(925) 253-4500
(Registrant's telephone number, including area code)

      N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

     Employment Agreement with New Senior Vice President, General Counsel and Secretary

     On March 6, 2006, Paul Warenski joined Intraware as Senior Vice President, General Counsel and Secretary, in accordance with the terms and conditions of his offer letter dated February 9, 2006. Under the terms of the offer letter, Mr. Warenski will receive an annual salary of $200,000 and will be eligible to participate in the Company's bonus plan with an annual bonus target of $60,000, which is subject to a combination of individual and Company performance objectives. Intraware also has entered into a change-of-control severance agreement with Mr. Warenski. The change-of-control agreement provides that if there is a change of control of the Company within the first year of Mr. Warenski's employment, and his employment is terminated without cause within twelve months following the change of control or the announcement of the change of control, the Company will provide to him a cash payment equal to one hundred percent of his annual salary and annual target bonus, and twelve months' health and other applicable benefits. If the change of control occurs after Mr. Warenski's first year of employment, and the his employment is terminated without cause within twelve months following the change of control or the announcement of the change of control, Mr. Warenski will receive 50 percent of his annual salary, 50% of his annual target bonus, and benefits payments for six months. All of his unvested stock options also will be accelerated in the event of a change in control.

     Mr. Warenski also will enter into the Company's standard form of indemnification agreement. In addition, the Intraware granted Mr. Warenski an option to purchase 25,000 shares of the Company's stock at an exercise price of $6.47 per share.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2006	Intraware, Inc.

/s/ Paul D. Warenski Paul D. Warenski Senior Vice President, General Counsel and Secretary